UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 11, 2006
GOODRICH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	1-892	34-0252680

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (704) 423-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Director
     On December 11, 2006, Goodrich Corporation (the “Company”) received notice that James R. Wilson does not intend to stand for re-election to the Board of Directors at the Company’s 2007 annual meeting of shareholders as part of his continued transition to full retirement.
(d) Election of Director; Director Plan, Contract or Arrangement
     Election of Director
     On December 11, 2006, upon the recommendation of the Committee on Governance, our Board of Directors elected Lloyd W. Newton, a retired United States Air Force General and retired Executive Vice President of Pratt & Whitney, to serve as a director. General Newton was also appointed to serve as a member of the Financial Policy Committee and the Compensation Committee of the Board of Directors. With this election, the Board of Directors increased the size of the Board to 12 members.
(e) Executive Compensation Matters
     2007 Annual Salary
     On December 11, 2006, the Compensation Committee of our Board of Directors recommended that the Board of Directors approve a change in 2007 annual base salary for our Chief Executive Officer, and approved changes in 2007 annual base salaries for our Chief Financial Officer and the other named executive officers named in our 2006 proxy statement. On December 12, 2006, our Board of Directors approved a change in 2007 annual base salary for our Chief Executive Officer. Effective January 1, 2007, the annual base salaries for these officers will be as follows: Marshall O. Larsen, $1,030,000; Scott E. Kuechle, $420,000; John J. Grisik, $492,000; Terrence G. Linnert, $487,000; John J. Carmola, $485,000; and Cynthia M. Egnotovich, $475,000.
     Equity Incentive Awards
     On December 11, 2006, the Compensation Committee recommended that the Board of Directors approve awards of stock options, restricted stock units and performance units to our

Chief Executive Office and Chief Financial Officer, and approved awards to the other named executive officers in our 2006 proxy statement pursuant to the Goodrich Corporation 2001 Equity Compensation Plan (the “Equity Compensation Plan”), conditioned on these executive officers being employees of Goodrich on January 2, 2007. The terms of the awards of these stock options, restricted stock units and performance units were consistent with previously disclosed terms of the Equity Compensation Plan. The number of such awards to executive officers was reduced by approximately 25% in order to accommodate special one-time stock option awards that were also approved pursuant to the Equity Compensation Plan. These special, one-time stock option awards will vest only when the price per share of the Company’s common stock closes at or above $65.00 per share for any five business days during a twenty consecutive-business-day period. These stock options awards, which are to be effective on January 2, 2007, will have an exercise price per share equal to the average of the high and low per share trading price of the Company’s common stock on the New York Stock Exchange on January 2, 2007. These stock option awards will expire seven years from the effective grant date. If an executive leaves the Company for any reason other than death, disability or retirement prior to the stock options vesting, these stock option awards will automatically terminate. These special, one-time stock option awards were granted to seventeen members of senior management including: Marshall O. Larsen, 150,000 options; Scott E. Kuechle, 50,000 options; John J. Grisik, 50,000 options; Terrence G. Linnert, 50,000 options; John J. Carmola, 50,000 options; and Cynthia M. Egnotovich, 50,000 options.
Section 8 — Other Events

Item 8.01.	Other Events.
     On December 12, 2006, the Board of Directors adopted an amendment to the Company’s Guidelines on Governance to provide for majority voting in the case of the uncontested election of Directors. Under the amended Guidelines, if a Director does not receive the vote of at least the majority of the votes cast at any meeting for the uncontested election of Directors, the Director must promptly tender his or her resignation to the Board of Directors. The Committee on Governance will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Committee on Governance’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.
     The Board of Directors also amended the Company’s Guidelines on Governance to require that Directors retire from the Board no later than the end of the term in which the Director becomes 72 years of age. Previously, the Guidelines on Governance provided that Directors retire no later than the end of the term in which the Director became 70 years of age, with the Board specifically reserving discretion to permit additional Board service.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH CORPORATION (Registrant)

Date: December 15, 2006	By:	/s/ Vincent M. Lichtenberger
Vincent M. Lichtenberger
Assistant Secretary